Exhibit 5.1

May 22, 2025

ONEOK, Inc.

100 West Fifth Street

Tulsa, Oklahoma 74103

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as legal counsel to ONEOK, Inc., an Oklahoma corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), covering (a) 19,148,971 shares of the common stock of the Company, par value $0.01 per share (the “EIP Shares”), under the ONEOK, Inc. 2025 Equity Incentive Plan (the “EIP”) and (b) 700,000 shares of the common stock of the Company, par value $0.01 per share (the “ESAP Shares” and, together with the EIP Shares, the “Shares”), under the ONEOK, Inc. 2025 Employee Stock Award Program (the “ESAP” and, together with the EIP, the “Plans” and each a “Plan”). This opinion is being furnished to you as a supporting document in connection with the Registration Statement.

For purposes of this opinion, we have examined the following documents:

(a) the Registration Statement;

(b) the Plans;

(c) the corporate actions taken by the Board of Directors of the Company in connection with the Registration Statement and related matters;

(d) the Amended and Restated Certificate of Incorporation of the Company, as amended, and the related certificate of correction;

(e) the Amended and Restated By-laws of the Company; and

(f) an executed copy of the Secretary’s Certificate of the Company dated May 22, 2025.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity and completeness of all documents submitted to us as original documents, and the conformity to original documents of all documents submitted to us as copies thereof.

ONEOK, Inc. May 22, 2025 Page 2

Based on the foregoing and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered in accordance with the terms of the applicable Plan upon receipt of requisite consideration therefor as provided therein, will be validly issued, fully paid and non-assessable.

Each of the matters set forth in this letter is as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any of the matters set forth herein or in any matters upon which the opinions and views set forth in this letter are based.

Our opinions expressed above are limited to the laws of the State of Oklahoma.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ GableGotwals